Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-88700 and No. 333-106036) pertaining to the IPC Acquisition Corp. 2002 Stock Option Plan and Key Employee Equity Investment Plan, of our report dated November 29, 2004 with respect to the consolidated financial statements and schedule of IPC Acquisition Corp. included in this Annual Report on Form 10-K for the fiscal year ended September 30, 2004.

/s/ ERNST & YOUNG LLP

MetroPark, New Jersey
December 22, 2004